Exhibit 99.1
American Financial Group, Inc. Announces
Second Quarter and Six Month Results
•	Second quarter core net operating earnings $.91 per share
•	Growth in book value per share, excluding appropriated retained earnings, 40% since 12/31/07; 12% in 2010
•	Repurchased 2.7 million shares during the quarter (average price $27.82 per share)
•	Increased 2010 core earnings guidance to $3.55 — $3.85 per share
Cincinnati, Ohio — August 2, 2010 — American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $108 million ($0.97 per share) for the 2010 second quarter, compared to $127 million ($1.09 per share) reported for the 2009 second quarter. The 2010 results reflect realized gains on investments of $6 million, compared to $10 million in the 2009 period. Book value per share, excluding appropriated retained earnings, increased by $2.02 to $37.48 per share during the quarter. Net earnings for the first six months of 2010 were $214 million ($1.90 per share) compared to $231 million ($1.98 per share) for the same period a year ago.
Core net operating earnings of $102 million ($0.91 per share) for the 2010 second quarter were consistent with our expectations, but down 13% percent from the record results in the 2009 comparable period. Improved results in the annuity and supplemental insurance group were offset by lower underwriting profit in our specialty property and casualty insurance (“P&C”) operations resulting from higher weather-related losses and lower investment income. Core net operating earnings for the first six months of 2010 were $205 million ($1.82 per share) compared to $248 million ($2.13 per share) for the same period a year ago. Six month annualized core operating return on equity was 10%.
During the second quarter of 2010, AFG repurchased 2.7 million shares of common stock at an average price per share of $27.82.
AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2010	2009	2010	2009
Components of net earnings attributable to shareholders:
Core net operating earnings (a)	$102	$117	$205	$248

Realized investment gains (losses)	6	10	9	(17)

Net earnings attributable to shareholders	$108	$127	$214	$231

Components of EPS:
Core net operating earnings	$0.91	$1.01	$1.82	$2.13

Realized investment gains (losses)	.06	.08	.08	(.15)

Diluted EPS	$0.97	$1.09	$1.90	$1.98

Footnote (a) is contained in the accompanying Notes To Financial Schedules at the end of this release.

Carl Lindner III and Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “AFG’s results for the second quarter and first six months of 2010 demonstrate our ability to navigate continued challenges in the insurance marketplace. The specialty nature and mix of our insurance businesses serve us well in this environment. We have posted solid core operating earnings and continue to see a meaningful improvement in the market value of our investment portfolio.
“We continue to evaluate effective ways to deploy our excess capital to achieve appropriate returns on shareholders’ equity. Through June 30, 2010, AFG has repurchased over 5.6 million shares of its common stock, representing approximately 5 percent of shares outstanding at the beginning of 2010. We believe that purchasing shares at attractive prices is an effective use of our excess capital, producing a favorable effect on our earnings per share and book value per share. Growth in AFG’s book value per share is a key strategic benchmark in measuring value creation for our shareholders. Since the end of 2007, AFG has grown its book value per share, excluding appropriated retained earnings, by 40%.
“Earlier today, we renewed our $500 million bank line, which strengthens our financial flexibility. The financial leverage and capital in our insurance businesses are at levels that fully support our operations and are consistent with our commitments to rating agencies.
“Based on our results for the first half of the year, we increased our 2010 core operating earnings guidance to $3.55 to $3.85 per share, up from $3.30 to $3.70 per share. As has been our practice, this guidance excludes realized gains and losses, as well as the potential for significant catastrophe and crop losses and unforeseen major adjustments to asbestos and environmental reserves, and unlocking adjustments related to annuity deferred acquisition costs.”
Business Segment Results
The P&C specialty insurance operations generated an underwriting profit of $68 million in the 2010 second quarter, compared to $112 million in the second quarter of 2009. The reduced profit in 2010 is primarily the result of $34 million (6 points on the combined ratio) in catastrophe losses, compared to $11 million (2 points) in the 2009 second quarter. Favorable reserve development was $62 million (11 points) compared to $80 million (13 points) in 2009. Underwriting profit of the P&C specialty insurance operations for the first six months of 2010 was $145 million, 33% lower than the comparable 2009 period.
Gross and net written premiums were lower in the 2010 second quarter and first six months compared to the 2009 periods. Further details of the P&C Specialty operations may be found in the accompanying schedules.
The Property and Transportation group reported an underwriting profit of $8 million in the second quarter of 2010, compared to $26 million in the second quarter of 2009. This decrease is largely attributable to a $22 million increase in catastrophe losses resulting primarily from hail storms in Oklahoma during the month of May. Favorable reserve development served to offset these results somewhat. Underwriting profit in the first six months of 2010 decreased approximately $34 million from the comparable 2009 period. Gross written premiums for the second quarter and first six months of 2010 were impacted by a competitive pricing environment as well as lower spring commodity prices that have the effect of lowering our crop premium volume. In 2010, we returned to historical levels of cessions under our crop reinsurance agreement, contributing to an 8% increase to this group’s net written premiums for the first half of 2010 compared to the 2009 period. Excluding crop, this group’s net written premiums for the first six months decreased by 1% from the prior year.

The Specialty Casualty group reported an underwriting profit of $23 million in the second quarter of 2010, compared to $38 million in the second quarter of 2009. Underwriting profit in the first six months of 2010 decreased approximately $37 million from the comparable 2009 period. Both periods include the results of our California Workers’ Compensation business, which was previously reported as a separate operating group. Lower underwriting results in our general liability operations, (primarily those that serve the homebuilders industry), excess and surplus lines and our California workers’ compensation businesses were offset somewhat by improvements in our executive liability and targeted markets operations. Many businesses in this group produced strong underwriting profit margins, but at lower levels than in 2009. Gross and net written premiums for the first six months of 2010 were down 8% and 7%, respectively, from the same 2009 period. A soft pricing environment and competitive market conditions in the excess and surplus markets and California workers’ compensation business, as well as volume reductions resulting from decreased demand for general liability coverages in the homebuilders market contributed to these declines. Growth in gross and net written premiums in our Marketform, executive liability and environmental operations partially offset these declines.
The Specialty Financial group reported underwriting profits of $33 million in the second quarter of 2010 compared to $54 million in the same 2009 period. Improvements in used car sales prices resulted in $13 million in favorable reserve development in this group’s automobile residual value insurance (RVI) business, compared to $39 million of favorable development in the second quarter of 2009. Our remaining $23 million of Canadian RVI reserves relate to leases that terminate through the end of 2010. Specialty Financial underwriting profits were $54 million for the six month period, compared to $67 million in the same 2009 period. All other lines of business in this group produced excellent underwriting results, but at lower levels than the prior year. Gross and net written premiums decreased approximately 8% and 13%, respectively, from the 2009 first six months primarily due to economic conditions affecting the automotive industry. In addition, net written premiums were impacted by a decision to exit certain automotive lines of business during 2009.
Carl Lindner III stated, “Increased catastrophes during the second quarter coupled with a continued soft pricing environment and competitive market conditions have been challenging for our property and casualty businesses; however, we remain on target to achieve our 2010 operating goals. We continue to focus on writing quality business that will produce appropriate returns. Through the first six months of 2010, our businesses continued to achieve solid underwriting profits, albeit at lower levels than in 2009. Pricing for the quarter and first six months was flat overall and we continue to monitor rate adequacy in our markets. We know that it is important to gauge business growth based on our ability to achieve adequate pricing, but we also want to be well positioned for a market turn.”
Annuity and Supplemental Insurance Core Results
The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $46 million for the 2010 second quarter, compared to $42 million in the 2009 period. The increase was primarily attributable to higher operating earnings in the fixed annuity and supplemental insurance operations, which were partially offset by lower earnings in our variable annuity operations. Core operating earnings before income taxes for the first half of 2010 were 11% higher than the comparable 2009 period.
Statutory premiums of $671 million and $1.2 billion in the 2010 second quarter and first six months were 31% and 32% higher, respectively, than the comparable periods in 2009. These results reflect increased sales of single premium annuities and higher sales in the bank market.
Due to the two-tier nature and other surrender protection features in certain of its annuity products, AFG continues to experience strong persistency in its annuity businesses.
A&E Reserve Study
During the second quarter, AFG completed an internal review of its asbestos and environmental exposures relating to the run-off operations of its P&C group and its exposures related to former railroad and manufacturing operations and sites. We conduct similar studies with the assistance of outside actuaries and specialty outside counsel every two years and perform an in-depth internal study during the intervening years. This year’s study resulted in a net reserve adjustment of less than $5 million on an after-tax basis. During the course of this year’s study, there were no newly identified emerging trends or issues that management believes significantly impact the overall adequacy of AFG’s A&E reserves.

At June 30, 2010, AFG’s three year survival ratio for property and casualty exposures was 9.6 times paid losses for asbestos reserves and 8.5 times paid losses for total A&E reserves. These ratios compare favorably with industry data published by Conning Research and Consulting, Inc. in May 2010, which indicate that A&E survival ratios were 8.2 for asbestos reserves and 7.7 for total industry A&E reserves at December 31, 2009.
Investments
AFG recorded second quarter 2010 net realized gains of $6 million after tax and after DAC, compared to $10 million in the prior year period. After-tax, after-DAC realized gains for the first six months of 2010 were $9 million, compared to realized losses of $17 million in the same period in 2009. Unrealized gains on fixed maturities were $287 million, after tax, after DAC, an increase of $239 million since December 31, 2009. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 95% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.
More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.
About American Financial Group, Inc.
American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $30 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.
Forward Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.
Actual results or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including but not limited to: changes in financial, political and economic conditions, including changes in interest rates and extended economic recessions or expansions; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio, including mortgage-backed securities; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.
Conference Call
The information in this press release should be read in conjunction with financial and investment supplements that are available in the Investor Relations section of our web site at www.AFGinc.com. The company will hold a conference call to discuss 2010 second quarter results at 11:30 am (ET) tomorrow, Tuesday, August 3, 2010. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 87161611. Please dial in five to ten minutes prior to the scheduled start time of the call.
A replay of the call will also be available two hours from the conclusion of the call, at approximately 1:30 pm (ET) on August 3, 2010 until 11:59 pm (ET) on August 10, 2010. To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the conference ID 87161611.
The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link within the Investor Relations section. An archived webcast will be available immediately after the call via a link on the Investor Relations page until August 10, 2010 at 11:59 pm (ET). An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner	Web Sites:
	Asst. Vice President — Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsurance.com
www.GAFRI.com
-o0o-
(Financial summaries follow)
This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG’s web site: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
P&C insurance premiums	$572	$612	$1,151	$1,187
Life, accident & health premiums	113	110	228	219
Investment income	294	299	589	599
Realized investment gains (losses)	11	15	15	(26)
Income (loss) of managed investment entities:
Investment income	23	—	45	—
Loss on change in fair value of assets/liabilities	(15)	—	(40)	—
Other income	54	60	98	123

	1,052	1,096	2,086	2,102

Costs and expenses
P&C insurance losses & expenses	509	504	1,017	975
Annuity, life, accident & health benefits & expenses	265	240	518	491
Interest on borrowed money	18	13	36	29
Expenses of managed investment entities	14	—	23	—
Other operating and general expenses	88	133	187	233

	894	890	1,781	1,728

Operating earnings before income taxes	158	206	305	374
Provision for income taxes(b)	58	74	117	132

Net earnings including noncontrolling interests	100	132	188	242

Less: Net earnings (loss) attributable to noncontrolling interests	(8)	5	(26)	11

Net earnings attributable to shareholders	$108	$127	$214	$231

Diluted Earnings per Common Share	$0.97	$1.09	$1.90	$1.98

Average number of Diluted Shares	111.8	116.5	112.5	116.5

	June 30,	December 31,
	2010	2009
Selected Balance Sheet Data:
Total Cash and Investments	$20,927	$19,791
Long-term Debt	$851	$828
Shareholders’ Equity(c)	$4,285	$3,781
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains/losses on fixed maturities)(c)	$3,786	$3,733
Book Value Per Share:
Excluding appropriated retained earnings	$37.48	$33.35
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$34.84	$32.92
Common Shares Outstanding	108.6	113.4
Footnotes (b) and (c) are contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(In Millions)

	Three months			Six months
	ended		Pct.	ended		Pct.
	June 30,		Change	June 30,		Change
	2010	2009		2010	2009

Gross written premiums	$811	$850	(5%)	$1,555	$1,668	(7%)

Net written premiums	$575	$589	(2%)	$1,141	$1,174	(3%)

Ratios (GAAP):
Loss & LAE ratio	52%	45%		52%	46%
Expense ratio	36%	37%		36%	36%

Combined Ratio(Excluding A&E)	88%	82%		88%	82%

Total Combined Ratio	89%	82%		88%	82%

Supplemental:(d)
Gross Written Premiums:
Property & Transportation	$364	$361	1%	$641	$677	(5%)
Specialty Casualty	316	352	(10%)	663	721	(8%)
Specialty Financial	128	137	(7%)	250	272	(8%)
Other	3	—	—	1	(2)	—

	$811	$850	(5%)	$1,555	$1,668	(7%)

Net Written Premiums:
Property & Transportation	$246	$224	10%	$462	$426	8%
Specialty Casualty	211	233	(9%)	449	481	(7%)
Specialty Financial	104	114	(9%)	202	233	(13%)
Other	14	18	—	28	34	—

	$575	$589	(2%)	$1,141	$1,174	(3%)

Combined Ratio (GAAP):
Property & Transportation	96%	88%		91%	83%
Specialty Casualty	90%	84%		91%	83%
Specialty Financial	74%	59%		79%	74%

Aggregate Specialty Group	88%	82%		88%	82%

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Reserve Development
Favorable/(Unfavorable):
Property & Transportation	$15	$11	$24	$39
Specialty Casualty	31	34	50	66
Specialty Financial	13	40	23	41
Other	3	(5)	10	(2)

	$62	$80	$107	$144

Points on Combined Ratio:
Property & Transportation	7	5	6	9
Specialty Casualty	14	14	11	14
Specialty Financial	10	31	9	16

Aggregate Specialty Group	11	13	9	12
Footnote (d) is contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(In Millions)

	Three months			Six months
	ended			ended
	June 30,		Pct.	June 30,		Pct.
	2010	2009	Change	2010	2009	Change

Retirement annuity premiums:
Fixed annuities	$218	$128	70%	$370	$220	68%
Indexed annuities	180	117	54%	340	247	38%
Bank annuities	142	133	7%	196	151	30%
Variable annuities	19	25	(24%)	39	51	(24%)

	559	403		945	669

Supplemental insurance	101	97	4%	203	192	6%
Life insurance	11	12	(8%)	20	24	(17%)

Total statutory premiums	$671	$512	31%	$1,168	$885	32%

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules
a)	GAAP to Non GAAP Reconciliation — Components of core net operating earnings:

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2010	2009	2010	2009

P&C operating earnings	$139	$185	$288	$373

Annuity & supplemental insurance operating earnings	46	42	90	81

Interest & other corporate expense	(30)	(41)	(61)	(64)

Core operating earnings before income taxes	155	186	317	390
Related income taxes	53	69	112	142

Core net operating earnings	$102	$117	$205	$248

b)
Operating income before income taxes includes $13 million and $33 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the second quarter and first six months of 2010, respectively.

c)
Shareholders’ Equity at June 30, 2010 includes $287 million ($2.64 per share) in unrealized gains on fixed maturities and $212 million ($1.96 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG. Shareholder’s Equity at December 31, 2009 includes $48 million ($.43 per share) in unrealized gains on fixed maturities.

d)	Supplemental Notes:
•
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•
Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability and customized programs for small to mid-sized businesses and workers’ compensation insurance, primarily in the state of California.

•
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.